Exhibit 10.1

May 20, 2020

Valued Shareholders,

The quarter ended March 31, 2020 was our highest-volume quarter to date. We sold more pints of ice cream than any other quarter in our history…Gross Sales were over $280,000. Nightfood is now available in almost four times as many supermarkets as it was at this time last year. Most importantly, consumers bought more pints this past quarter than ever before.

We’re readying to launch into our next two supermarket chains, adding supermarket coverage in additional major metropolitan areas, and have set our sights on the New York market through a broker relationship with Omni Food Sales

In this letter, I’ll discuss potential impacts from COVID-19, changes to how net revenues are calculated, and our vision for the near-term future and beyond.

COVID-19

As our country begins to reopen, we hope that most of the fear and uncertainty brought about by the Coronavirus is behind us. Ahead, there is again optimism and hope. We hope that more people will be going back to work, kids will be going back to school after the summer, and our lives will more and more return to normal. Or, as it is now being described, “a new normal”.

There are certainly some new variables. Supermarket sales volume is up sharply, while supermarket foot traffic is down. Newer brands have seen their share of growth decrease, as the incumbents have grown faster than challenger brands during this surge. Ice cream is one of the categories that has seen the most significant dollar volume increase according to IRI industry sales reports, while the economy generally has been generally weakened.

As a new brand, it is unknown how much these macro trends will impact us positively or negatively in the immediate term, or which will have the bigger impact. Zooming out a bit, we know that people are spending more time at home, and snacking is up. And the biological and psychological factors that drive nighttime cravings, the engine of our business, have strengthened.

Our present and immediate future revolves around the growth of Nightfood ice cream, sold primarily in-store and through delivery by major supermarkets, for people to eat at home while relaxing in the evening…that does not seem to be immediately threatened by any fallout from the virus.

Nightfood Operations and Rollout

We have confirmed no expected interruption with the manufacturing of our product or packaging in this anticipated “new normal”.

Certain supermarket chains that began stocking Nightfood in March had to temporarily pause the rollout because of current events. Those stores have now completed their rollouts.

The outbreak did delay the introduction of Nightfood into our two newest supermarket chains, Albertsons Divisions Jewel-Osco and Shaw’s and Star Market. As of the time of this filing, we have been notified that Nightfood has now been introduced in all 343 of those stores. Initial timing called for introduction in all locations in late March and early April. While a significant portion of the introductions occurred on time, management estimates 25-50% of the locations were delayed by several weeks.

The Company also pushed back by 8 weeks a major in-store marketing initiative in partnership with News America Corp. It was announced in February that Nightfood coupon machines would be installed in approximately 700 major supermarket locations. That initiative was originally scheduled to begin in mid March. In fact, Nightfood coupon machines were installed in a number of supermarkets in mid-March before News America informed Management that the rollout would have to be delayed. At the time of this filing, the installation of coupon machines had begun again (on May 16, 2020).

New chains that earlier in the year had expressed interest and/or commitment to adding our products have begun moving forward. Orders have been placed, and product has been shipped.

We’ve confirmed with several of the major chains on our target list that they will be conducting upcoming reviews on or close to schedule. Of course, those meetings may involve zoom calls and samples sent by FedEx rather than face-to-face meetings.

We have experienced no issues with supply chain or logistics. Order processing function has been perfectly normal to date, and our manufacturers have assured us that their operations are “business as usual” as of the time of this filing.

We had previously been working on initiatives relating to distribution and partnerships in the hotel and hospitality vertical. With COVID-19 and its impact on the travel habits of consumers, these initiatives and certain related investments have been put on hold at this time.

Slotting Fees

Going forward, revenues will be reported on our income statements as net of Slotting Fees. As many of you know, slotting fees are fees paid to supermarkets and distributors when new items are introduced on their shelves or in their warehouse (a slot).

We had previously been reporting Gross Sales on our income statement, and amortizing slotting fees as an expense against those sales. On our most current and future filings, the top-line number on the income statement will be the Net Revenue number, and the slotting fees we had previously shown as an expense will not appear on the income statement (as they’ll have already been accounted for in the reduction of Gross Sales to Net Revenue).

To illustrate, if a company had $1,000,000 in Gross Sales and $220,000 in slotting expenses, you would not see either the $1,000,000 in sales or the $220,000 in slotting expenses on the income statement. Rather, their reported “top-line” would show as $780,000. To some, this may seem counter-intuitive and may not seem like the most complete and accurate reflection of what is happening in the business, but this is the way the formal guidance indicates these situations are to be accounted for.

Because of this, we have made some adjusting entries in our quarterly filings, and all future financial statements will contain a section that breaks out the Gross Sales numbers, and then shows the reduction in revenue related to slotting fees that bring us to “Net Revenue”. This will allow interested parties to see the Gross Sales number along with the Net Revenue number for each quarter.

It is normal and customary in the consumer goods industry to pay slotting fees as distribution expands. In some cases, slotting fees, also called “new item placement fees” or “new item placement allowances” can be nominal. In other situations, slotting fees for certain retail and distribution partners could run hundreds of thousands of dollars. Those investments have the potential to provide tremendous value to a Company over time as they open the door to the possibility of much greater revenues for a growing brand.

Slotting fees are not an auction for shelf (or freezer) space. One brand does not outbid others to get on shelf. Different retailers have established different standard slotting, and that is simply the cost of doing business with those specific partners.

Many retailers do not charge slotting fees, but most of the larger ones do. The Management of an emerging brand could choose not to do business with retailers or distributors who charge slotting fees. Such a strategy, while possible, would greatly limit the distribution footprint a brand could establish. Investors should have the expectation that slotting fees will continue to be a significant factor over the next one to three fiscal years as Nightfood continues to progress towards its goal of national distribution.

Looking Forward

Every day, new consumers are discovering Nightfood for the first time. The reviews are strong, and unit volume for the quarter ending March 31 was undeniably our best ever. We were on track for a record quarter even before the rapid virus-related changes (and corresponding buying surges) hit in early March.

While velocities have slowed since that time, with the virus likely playing a role, activity is starting to pick up again. We’re starting to see support, consumption, and peer-to-peer referral activity from within the pregnancy community. This is something that I expect to gain significant additional momentum through the coming months, and will help develop the kind of velocity that can allow us to rapidly expand distribution.

While being ever aware of the changing economy around us, my focus remains on the growth of our company and our brand. In the short term, that means more consumers buying more pints through more outlets. And that means Nightfood helping more people address their cravings in a better, healthier, more sleep-friendly way.

As we begin to discover what our new normal looks like, snacking may remain elevated, or it may revert to pre-virus levels…supermarket foot traffic may return to the normal, or more consumers may continue ordering via delivery or online…there may or may not be a new baby boom from the quarantine…

While those things are difficult to predict, there is one thing we can feel certain about: Nighttime cravings will remain because humans are biologically programmed to crave junk when it gets late.

Over 80% of Americans snack regularly at night.  Every week, over 700 million nighttime snacks are consumed and over $1B is spent.  The most popular choices are known to be both unhealthy and disruptive to sleep quality:  ice cream, chips, cookies, and candy top the list.

We believe this outdated human survival mechanism presents a multi-billion dollar opportunity.

Sincerely,

Sean Folkson
Founder and Chief Executive Officer

NightFood Holdings, Inc.

This letter may contain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “will,” “may,” ‘‘expects,’’ ‘‘anticipates,’’ ‘‘approximates,’’ ‘‘believes,’’ ‘‘estimates,’’ ‘‘intends’’ and ‘‘hopes’’ and variations of such words and similar expressions are intended to identify such forward-looking statements. We have based these statements on our current expectations and projections about future events. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from those projected in these statements. Such forward-looking statements involve risk and uncertainties, including, but not limited to, the acceptance of our products by retailers and end-users, commercialization risks, availability of financing and results of financing efforts, and general economic conditions. Further information regarding these and other risks, as well as other information about the Company, is described from time to time in the Company’s filings with the SEC, which can be accessed at www.sec.gov.

This letter should be read in conjunction with the Company’s annual, quarterly and other reports and schedules filed with the Securities and Exchange Commission from time to time, including the Company’s most recent Annual Report on Form 10-K for the fiscal year ended June 30, 2019.